Exhibit 99.1

CEVA, Inc. Announces Second Quarter 2018 Financial Results

•	Third license agreement signed for NeuPro AI processor in the quarter

•	Company repurchased approximately 270,000 shares for approximately $9 million

MOUNTAIN VIEW, Calif. – August 07, 2018 – CEVA, Inc. (NASDAQ: CEVA), the leading licensor of signal processing platforms and artificial intelligence processors for smarter, connected devices, announced today its financial results for the second quarter ended June 30, 2018.

Total revenue for the second quarter of 2018 was $17.5 million, a 15% decrease compared to $20.6 million reported for the second quarter of 2017. Second quarter 2018 licensing and related revenue was $10.0 million, a decrease of 3% when compared to $10.3 million reported for the same quarter a year ago. Royalty revenue for the second quarter of 2018 was $7.5 million, a decrease of 27% when compared to $10.2 million reported for the second quarter of 2017.

Gideon Wertheizer, CEO of CEVA, stated: “Our licensing business continued on track in the second quarter, with healthy demand for our AI, computer vision and connectivity products. Our second quarter royalty revenue came in below expectations due to continued unexpected weakness with one of our large Chinese handset baseband customers. We now expect the weakness with this Chinese customer to continue for the rest of the year and have reduced our annual royalty expectations accordingly. With that said, we are encouraged by a new production ramp and share gain of a flagship smartphone and the continued expansion of our non-handset baseband products. As a result, we expect royalties for the second half of the year to be both substantially stronger than the first half and deliver year-over-year growth with respect to the second half of 2018.”

GAAP net loss for the second quarter of 2018 was $2.1 million, compared to $3.9 million net income reported for the same period in 2017. GAAP diluted loss per share for the second quarter of 2018 was $0.09, compared to diluted earnings per share of $0.17 a year ago. GAAP net income and diluted earnings per share for the second quarter of 2017 included a tax benefit of approximately $1.8 million as a result of the successful conclusion of a tax audit.

Non-GAAP net income and diluted earnings per share for the second quarter of 2018 were $0.9 million and $0.04, respectively, compared to $6.3 million non-GAAP net income and $0.28 diluted earnings per share reported for the second quarter of 2017. Non-GAAP net income and diluted earnings per share for the second quarter of 2018 excluded: (a) equity-based compensation expense, net of taxes, of $2.7 million, and (b) the impact of the amortization of acquired intangibles of $0.3 million associated with the acquisition of RivieraWaves and NB-IoT technologies. Net income and diluted earnings per share for the second quarter of 2017 excluded: (a) equity-based compensation expense, net of taxes, of $2.1 million, and (b) the impact of the amortization of acquired intangibles of $0.3 million associated with the acquisition of RivieraWaves.

During the quarter, CEVA completed nine license agreements. Four of the agreements were for CEVA DSP and AI platforms, including a third NeuPro AI license agreement, and five were for CEVA connectivity IPs. Eight of the agreements were for non-handset baseband applications and three were with first-time customers of CEVA. Customers’ target markets for the licenses include advanced cameras, drones, smart speakers, smartphones, wireless headphones and IoT devices. Geographically, five of the deals signed were in China, one was in Europe and three were in the APAC region, including Japan.

Yaniv Arieli, Chief Financial Officer of CEVA, stated: “Despite lower-than-expected royalty revenue for the second quarter, we were pleased to see continued progress in our non-handset baseband customers, who shipped a new record level of 88 million CEVA-powered devices. On buyback, we purchased approximately 270,000 shares of our common stock in the second quarter for an aggregate consideration of approximately $9 million. In addition, our Board of Directors approved the expansion of this plan during the quarter, and as of June 30th, we have a total of 700,000 shares of common stock available for repurchase. Moreover, CEVA’s cash and cash equivalent balances, marketable securities and bank deposits were approximately $173 million at the end of the quarter.”

Full Year 2018 Revenue Guidance and Commentary

As a result of the lower royalty revenue for the first half of 2018, the expectation of continued weakness with the Chinese handset baseband customer for the remainder of 2018, and the lack of visibility and uncertainty for the timing of resumption of royalties with the well-publicized ban of a Chinese base station customer, the company is lowering 2018 annual royalty guidance to a level representing a 10% decrease from 2017 royalty revenue. While it is encouraging that the base station customer has resumed operations, it’s assumed, that it will take them a few months to rebuild their supply chain and to get back to full production and shipments. In light of the above and to be prudent, the company now projects total annual revenue to be approximately $80 million.

CEVA Conference Call

On August 07, 2018 CEVA management will conduct a conference call at 8:30 a.m. Eastern Time to discuss the operating performance for the quarter.

The conference call will be available via the following dial in numbers:

•	U.S. Participants: Dial 1-844-435-0316 (Access Code: CEVA)

•	International Participants: Dial +1-412-317-6365 (Access Code: CEVA)

The conference call will also be available live via webcast at the following link: https://www.webcaster4.com/Webcast/Page/984/26513. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

For those who cannot access the live broadcast, a replay will be available by dialing +1-877-344-7529 or +1-412-317-0088 (access code: 10122115) from one hour after the end of the call until 9:00 a.m. (Eastern Time) on August 14, 2018. The replay will also be available at CEVA’s web site www.ceva-dsp.com.

For More Information, Contact:

Yaniv Arieli CEVA, Inc. CFO +1.650.417.7941 yaniv.arieli@ceva-dsp.com	Richard Kingston CEVA, Inc. VP Market Intelligence, Investor & Public Relations +1.650.417.7976 richard.kingston@ceva-dsp.com

About CEVA, Inc.

CEVA is the leading licensor of signal processing platforms and artificial intelligence processors for a smarter, connected world. We partner with semiconductor companies and OEMs worldwide to create power-efficient, intelligent and connected devices for a range of end markets, including mobile, consumer, automotive, industrial and IoT. Our ultra-low-power IPs for vision, audio, communications and connectivity include comprehensive DSP-based platforms for LTE/LTE-A/5G baseband processing in handsets, infrastructure and cellular IoT enabled devices, advanced imaging and computer vision for any camera-enabled device, audio/voice/speech and ultra-low power always-on/sensing applications for multiple IoT markets. For artificial intelligence, we offer a family of AI processors capable of handling the complete gamut of neural network workloads, on-device. For connectivity, we offer the industry’s most widely adopted IPs for Bluetooth (low energy and dual mode) and Wi-Fi (802.11 a/b/g/n/ac/ax up to 4x4). Visit us at www.ceva-dsp.com and follow us on Twitter, YouTube, Facebook and LinkedIn.

Forward Looking Statement

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of CEVA to differ materially from those expressed or implied by such forward-looking statements and assumptions. Forward-looking statements include Mr. Wertheizer’s statements about the second half of the year being substantially stronger in royalty revenue due to a new flagship smartphone and continued expansion of CEVA’s non-handset baseband products, the revised annual revenue and annual royalty revenue guidance and the rationale for such revised guidance in the section entitled, “Full Year 2018 Revenue Guidance and Commentary,” as well as any potential prospects of share buybacks. The risks, uncertainties and assumptions that could cause differing CEVA results include: the ability of the CEVA DSP cores and other technologies to continue to be strong growth drivers for us; our success in penetrating new markets, including in non-baseband markets, and maintaining our market position in existing markets; our ability to diversify the company’s royalty streams, the ability of products incorporating our technologies to achieve market acceptance, the speed and extent of the expansion of the 4G, 5G and LTE networks, the maturation of the IoT market, the effect of intense industry competition and consolidation, global chip market trends, the possibility that markets for CEVA’s technologies may not develop as expected or that products incorporating our technologies do not achieve market acceptance; our ability to timely and successfully develop and introduce new technologies; and general market conditions and other risks relating to our business, including, but not limited to, those that are described from time to time in our SEC filings. CEVA assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

CEVA, INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME – U.S. GAAP

U.S. dollars in thousands, except per share data

	Three months ended		Six months ended
	June 30,		June 30,
	2018	2017	2018	2017
	Unaudited
Revenues:
Licensing and related revenues	$10,038	$10,337	$20,121	$19,872
Royalties	7,456	10,238	14,942	21,990

Total revenues	17,494	20,575	35,063	41,862

Cost of revenues	1,988	1,608	3,960	3,304

Gross profit	15,506	18,967	31,103	38,558

Operating expenses:
Research and development, net	11,843	10,509	23,859	20,382
Sales and marketing	3,399	3,427	6,575	6,365
General and administrative	2,833	2,552	5,787	4,677
Amortization of intangible assets	92	309	451	618

Total operating expenses	18,167	16,797	36,672	32,042

Operating income (loss)	(2,661)	2,170	(5,569)	6,516
Financial income, net	777	755	1,704	1,326

Income (loss) before taxes on income	(1,884)	2,925	(3,865)	7,842
Income taxes expense (benefit)	206	(983)	407	(173)

Net income (loss)	$(2,090)	$3,908	$(4,272)	$8,015

Basic net income (loss) per share	($0.09)	$0.18	($0.19)	$0.37
Diluted net income (loss) per share	($0.09)	$0.17	($0.19)	$0.36
Weighted-average number of Common Stock used in computation of net income (loss) per share (in thousands):
Basic	22,129	21,712	22,139	21,556
Diluted	22,129	22,563	22,139	22,376

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures

U.S. Dollars in thousands, except per share amounts

	Three months ended		Six months ended
	June 30		June 30
	2018	2017	2018	2017
	Unaudited
GAAP net income (loss)	($2,090)	$3,908	($4,272)	$8,015
Equity-based compensation expense included in cost of revenue	168	114	325	205
Equity-based compensation expense included in research and development expenses	1,359	972	2,628	1,843
Equity-based compensation expense included in sales and marketing expenses	423	370	877	659
Equity-based compensation expense included in general and administrative expenses	895	722	1,786	1,420
Income tax benefit related to equity-based compensation expenses	(153)	(69)	(282)	(184)
Amortization of intangible assets related to RivieraWaves transaction and in 2018 NB-Iot technologies	275	309	634	618

Non-GAAP net income	$877	$6,326	$1,696	$12,576

GAAP weighted-average number of Common Stock used in computation of diluted net income (loss) per share (in thousands)

Weighted-average number of shares related to outstanding stock-based awards (in thousands)

	22,129 903	22,563 269	22,139 935	22,376 315

Weighted-average number of Common Stock used in computation of diluted earnings per share, excluding the above (in thousands )	23,032	22,832	23,074	22,691
GAAP diluted earnings (loss) per share	($0.09)	$0.17	($0.19)	$0.36
Equity-based compensation expense, net of taxes	$0.12	$0.10	$0.23	$0.16
Amortization of intangible assets related to RivieraWaves transaction and in 2018 NB-IoT technologies	$0.01	$0.01	$0.03	$0.03

Non-GAAP diluted earnings per share	$0.04	$0.28	$0.07	$0.55

CEVA, INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. Dollars in thousands)

	June 30,	December 31,
	2018	2017 (*)
	Unaudited	Unaudited
ASSETS

Current assets:
Cash and cash equivalents	$10,700	$21,739
Marketable securities and short term bank deposits	114,995	117,096
Trade receivables	9,246	14,480
Accrued revenues	8,753	2,014
Prepaid expenses and other current assets	6,244	3,747

Total current assets	149,938	159,076

Long-term assets:
Bank deposits	47,134	44,518
Severance pay fund	9,022	8,910
Deferred tax assets	4,454	3,643
Property and equipment, net	8,100	6,926
Goodwill	46,612	46,612
Intangible assets, net	3,307	1,742
Other long term assets	6,250	5,385

Total assets	$274,817	$276,812

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Trade payables	$1,034	$392
Deferred revenues	2,717	4,399
Accrued expenses and other payables	17,099	18,004

Total current liabilities	20,850	22,795

Long-term liabilities:
Accrued severance pay	9,601	9,347

Total liabilities	30,451	32,142

Stockholders’ equity:
Common stock:	22	22
Additional paid in-capital	219,333	217,417
Treasury stock	(31,640)	(26,056)
Accumulated other comprehensive loss	(1,417)	(586)
Retained earnings	58,068	53,873

Total stockholders’ equity	244,366	244,670

Total liabilities and stockholders’ equity	$274,817	$276,812

(*)	Derived from audited financial statements